Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

(Amended on June 29, 2004)

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

(Matsushita Denki Sangyo Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.        (Purpose)

Pursuant to the authority granted by Article 12 of the Articles of Incorporation of the Company, as amended, these Regulations shall govern the denominations of share certificates, handling of shares of stock of the Company and charges therefor; handling of shares in respect of beneficial shareholders shall be governed by Chapter XI of these Regulations.

Article 2.        (Transfer Agent)

The Transfer Agent of the Company, its handling office and liaison offices shall be as follows:

Transfer Agent:	The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Handling Office:	The Chuo Mitsui Trust and Banking Company, Limited, Osaka Branch Office 2-21, Kitahama 2-chome, Chuo-ku, Osaka

Liaison Offices:	Head office and all branch offices in Japan of The Chuo Mitsui Trust and Banking Company, Limited. Head office and all branch offices in Japan of Japan Securities Agents, Ltd.

Article 3.        (Denominations of Share Certificates)

1.      All share certificates to be issued by the Company shall be of the non-bearer type, and shall be in the denominations of one hundred (100), five hundred (500), one thousand (1,000), five thousand (5,000), ten thousand (10,000), one hundred thousand (100,000) shares and those representing any number less than one hundred (100) shares; provided, however, that the share certificates to be reissued to represent shares deposited with Japan Securities Depository Center, Inc. (the “Center”) in respect of which non-possession of share certificates was requested may be issued in the number of such shares to be reissued upon repurchase by the Company thereof.

2.      However, of the share certificates referred to in the preceding paragraph, shareholders may not request for the issue of share certificates representing any number of shares less than one unit as provided for in Article 8 of the Articles of Incorporation (hereinafter referred to as “fractional unit shares”), except pursuant to the provisions of Articles 15, 16 and 19 hereof.

Article 4.         (Method of Making Requests, Reports and Applications, etc.)

1.      All requests, reports, applications and other procedures with respect to the business which the Company has entrusted to the Transfer Agent shall be made to the Transfer Agent.

2.      All requests, reports and applications, etc. under these Regulations shall be made in the forms prescribed by the Company and affixed with the seal impression which has been filed with the Company under Article 9.

3.      Should any request, report or application, etc. referred to in the preceding paragraph be made by a proxy, a document evidencing the authority of such proxy shall be submitted, or if the consent of a curator (hosanin) or an assistant (hojonin) is required, a document evidencing such consent shall be submitted, to the Transfer Agent.

CHAPTER II

REGISTRATION OF TRANSFER OF SHARES

Article 5.         (Registration of Transfer of Shares)

1.      In case registration of transfer of shares is requested, a written request therefor shall be submitted together with the share certificates concerned.

2.      In case registration of transfer of shares is requested for reasons other than assignment, a written request therefor and the share certificates concerned together with a document evidencing the reason for such acquisition shall be submitted; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 6.         (Registration of Transfer of Shares Where Special Procedure is Required by Laws or  Ordinances)

In case the transfer of shares requires the compliance with a special procedure by laws or ordinances, a document evidencing the completion of the compliance with such special procedure shall also be submitted.

CHAPTER III

REGISTRATION OF PLEDGE

AND INDICATION OF TRUST PROPERTY

Article 7.        (Registration of Pledge and Cancellation Thereof)

In case registration of a pledge or cancellation thereof is requested in respect of shares, a written request therefor jointly signed by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

Article 8.        (Indication of Trust Property and Cancellation Thereof)

In case indication of a trust property or cancellation thereof is requested in respect of shares, a written request therefor shall be submitted either by the trustor or by the trustee together with the share certificates concerned.

CHAPTER IV

REPORTS

Article 9.        (Reports of Name, Address and Seal Impression)

1.      A shareholder, his/her registered pledgee or his/her legal representative, if any, shall report their names, addresses and seal impressions; provided, however, that a foreigner may substitute his/her specimen signature for such seal impression.

2.      In case of any change in the matters referred to in the preceding paragraph, a report thereof shall be submitted.

Article 10.        (Report of Address by Nonresident Shareholders)

1.      A shareholder and his/her registered pledgee or his/her legal representative, if any, who is not residing in Japan shall, in addition to the procedures referred to in the preceding Article, either appoint a standing proxy or designate a mailing address in Japan, and a report thereof shall be submitted.

2.      The provisions of the preceding Article shall apply mutatis mutandis to the standing proxy.

Article 11.        (Representative of Corporation)

1.      If a shareholder is a corporation, the name of a representative of such corporation shall be reported.

2.      With respect to any change in the matters referred to in the preceding paragraph, a written report thereof shall be submitted together with a certified copy of the extract of the corporate registration record.

Article 12.        (Representative of Jointly-Owned Shares)

1.      Shareholders who own shares jointly shall appoint one representative and a report thereof signed by all such shareholders shall be submitted.

2.      The same shall apply in case of any change occurring in such representative.

Article 13.        (Change in Entries in the Register of Shareholders and in Share Certificates)

Should it be desired to make any change of an entry in the register of shareholders or in share certificates for the following reasons, a written report thereof shall be submitted together with the share certificates concerned and any document evidencing the fact of such change:

1)	change of family name, or first name;

2)	appointment of legal representative, change or cancellation thereof;

3)	change of trade name or corporate name; and

4)	change in corporate organization.

CHAPTER V

REISSUANCE OF SHARE CERTIFICATES

Article 14.        (Reissuance due to Division or Consolidation)

In case issuance of new share certificates is requested for the purpose of dividing or consolidating share certificates, a written request therefor shall be submitted together with the share certificates concerned.

Article 15.        (Reissuance due to Defacement or Mutilation)

In case issuance of new share certificates is requested due to defacement or mutilation, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if it is difficult to discern whether the share certificates in question are genuine or not because of excessive defacement or mutilation, the procedure prescribed in Article 19 hereof shall apply mutatis mutandis.

Article 16.        (Reissuance due to Completion of Columns for Endorsement)

In case all the columns for endorsement of a share certificate have been filled, the Company shall retrieve such share certificate and issue a new share certificate.

CHAPTER VI

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 17.	(Application for Registration of Loss of Share Certificates and Application for Cancellation Thereof)

1.      In case where registration of loss of share certificates is applied, the application form therefor shall be submitted together with a document evidencing acquisition of the share certificates concerned, a document evidencing loss thereof and a document for identification of the applicant; provided, however, in case where the person who applies for registration of loss of share certificates is the registered shareholder or pledgee of such lost share certificates, the application form therefor shall be submitted together only with a document evidencing loss thereof.

2.      In case where those who registered the loss of share certificates apply for cancellation of such registration mentioned in the preceding paragraph, the application form therefor shall be submitted.

Article 18.        (Application for Objection to Registration of Loss of Share Certificates)

In case where objection to registration of loss of share certificates is applied, the application form therefor shall be submitted together with the share certificates concerned and a document for identification of the applicant; provided, however, in case where shareholders or the registered pledgees apply for such objection, a document for identification of the applicant shall not be required.

Article 19.        (Reissuance due to Lapse of Share Certificates)

In case where reissuance of lapsed share certificates is requested, a written request therefor shall be submitted.

Article 20.        (Application of the Provisions concerning the Reports)

In case where those who registered the loss of share certificates, and who are not either shareholders or registered pledgees, amend the description in the register of lost share certificates recorded in writing or in digital format, the provisions of Chapter IV hereof shall be applied mutatis mutandis.

CHAPTER VII

NON-POSSESSION OF SHARE CERTIFICATES

Article 21.        (Request for Non-possession of Share Certificates)

In case non-possession of share certificates is requested, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if the share certificates concerned have not yet been issued, submission of share certificates shall not be required.

Article 22.        (Request for Issuance or Delivery of Share Certificates Placed in Non-possession Status)

In case a shareholder who has requested non-possession of share certificates requests the issuance or return of the share certificates, a written request therefor shall be submitted; provided, however, that no request may be made for delivery of share certificates representing fractional unit shares if the Company has treated the certificates for such shares as non-issued share certificates.

CHAPTER VIII

PURCHASE OF FRACTIONAL UNIT SHARES

Article 23.        (Request for Purchase of Shares)

In case purchase of fractional unit shares by the Company is requested, a request therefor in the form prescribed by the Company shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 24.        (Purchase Price)

The purchase price per share of the fractional unit shares shall be the last selling price of the shares at the Tokyo Stock Exchange on the day when such request and the share certificates are received by the Handling Office or any of the Liaison Offices of the Transfer Agent referred to in Article 2; provided, however, that if no sales were made on such day at the Tokyo Stock Exchange, the price at which the shares were first sold thereat subsequent to that day shall be the purchase price.

Article 25.        (Payment of Purchase Price)

1.      The purchase price shall be paid on the day specified by the Company which will be within six (6) business days from the day following the day when the purchase price is fixed pursuant to the preceding Article, at the place where the request for purchase was submitted, to the shareholder who requested such payment; provided, however, that if the purchase price reflects the rights to receive dividends, receive new shares pursuant to a stock split or subscribe for new shares, etc., the purchase price shall be paid no later than the record date or the allotment date therefor.

2.      The shareholder who made a request for such purchase may request that such payment be made by way of transfer to a bank account designated by him/her, or by cash payment by postal transfer.

3.      At the time of payment of such purchase price, share handling charges provided for in item 3 of Article 36 shall be deducted.

Article 26.        (Transfer of Title of Purchased Shares)

When purchase of fractional unit shares by the Company is requested, the title to such shares shall be transferred to the Company on the date specified by the Company in the case provided in paragraph 1 of the preceding Article, or on the date when all payment procedures have been completed in the case provided in paragraph 2 of the preceding Article.

CHAPTER IX

SALE OF FRACTIONAL UNIT SHARES

Article 27.        (Request for Sale of Shares)

In case a shareholder holding fractional unit shares makes a request to the Company for sale (the “Request for Sale”) to such shareholder of such amount of shares which will, when aggregated with the fractional unit shares, constitute one full unit of shares, a written request therefor in the form prescribed by the Company shall be submitted together with the share certificates concerned and the advanced payment referred to in the following Article; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 28.        (Advanced Payment)

1.      The advanced payment shall be the amount obtained by multiplying the last selling price of the shares at the Tokyo Stock Exchange on the business day immediately preceding the day when such written request and the share certificates are received by the Handling Office or any of the Liaison Offices of the Transfer Agent referred to in Article 2 (or, if no sales were made on such day at the Tokyo Stock Exchange, the last selling price thereat on the day immediately preceding such day) by the number of shares being requested for sale, and multiplying the result by 1.3. Any fraction less than one thousand (1,000) yen resulting from such calculation shall be rounded up.

2.      In case the Request for Sale is made and if the amount of the advanced payment is less than the amount determined in accordance with the preceding paragraph, the Company shall not handle such Request for Sale.

3.      No interest shall accrue from the advanced payment.

Article 29.        (Request for Sale of Number of Shares Exceeding the Remaining Number of Treasury Stock)

If an aggregate number of fractional unit shares for which the Requests for Sale are made on the same day exceeds the number of shares reserved by the Company as treasury stock for the Request for Sale, none of such Requests for Sale made on such day shall become effective.

Article 30.        (Effective Date of Request for Sale)

The Request for Sale shall become effective as of the date on which the written request and the share certificates referred to in Article 27 and the advanced payment referred to in Article 28 are received by the Handling Office or any of the Liaison Offices of the Transfer Agent referred to in Article 2.

Article 31.        (Suspension Period of Request for Sale)

1.      The Company shall suspend acceptance of the Requests for Sale during the period from the twelfth (12th) business day preceding March 31 through to March 31 and the period from the twelfth (12th) business day preceding September 30 through to September 30 every year.

2.      Notwithstanding the preceding paragraph, the Company may, whenever it deems necessary, establish any other periods during which the Company shall suspend acceptance of the Requests for Sale.

Article 32.        (Sale Price)

1.      The sale price per share of the fractional unit shares, for which the Request for Sale is made, shall be the last selling price of the shares at the Tokyo Stock Exchange on the day when the Request for Sale becomes effective as referred to in Article 30; provided, however, that if no sales were made on such day at the Tokyo Stock Exchange, the price at which the shares were first sold thereat subsequent to that day shall be the sale price.

2.      In case the amount of the advanced payment referred to in Article 28 is less than the total amount of the sale price for shares referred to in the preceding paragraph multiplied by the number of shares being requested for sale, and the handling charges referred to in Article 36 (the “Sale Proceeds”), the Company shall request the shareholder who made the relevant Request for Sale to pay such shortfall. In this case, if such shortfall remains unpaid for the period of five (5) business days from the day following the day on which the Company has made a request for payment thereof, the relevant Request for Sale shall become invalid.

Article 33.        (Receipt of Sale Proceeds)

1.      The Company shall receive the Sale Proceeds from the advanced payment on the date specified by the Company which will be within six (6) business days from the day following the day on which the sale price for fractional unit shares referred to in the preceding Article, has been determined, or on which the shortfall referred to in Paragraph 2 of the preceding Article has been paid; provided, however, that if the sale price reflects the rights to receive dividends, receive new shares pursuant to a stock split or subscribe for new shares, etc., the Company shall receive the Sale Proceeds no later than the record date or the date of allotment therefor.

2.      The balance obtained by deducting the Sale Proceeds from the advanced payment shall be refunded to the shareholder who made the relevant Request for Sale by way of transfer to a bank account designated by him/her or by cash payment by postal transfer.

Article 34.        (Transfer of Title to Sold Shares)

The title to the shares held by the Company as treasury stock, for which a Request for Sale has been made, shall be transferred to the shareholder who made such Request for Sale on the day when the Company duly receives the Sale Proceeds as referred to in the preceding Article.

Article 35.        (Delivery of Share Certificates)

The Company shall, without delay, issue share certificates for the shares which become a full unit of shares as a result of the Request for Sale, and deliver such share certificates to the shareholder who made such Request for Sale.

CHAPTER X

HANDLING CHARGES

Article 36.        (Handling Charges)

Handling charges in connection with shares of the Company shall be as follows:

1.      In the case of issuing share certificates pursuant to Article 15. (Reissuance due to Defacement or Mutilation), Article 19. (Reissuance due to Lapse of Share Certificates), and Article 22. (Request for Issuance or Delivery of Share Certificates Placed in Non-possession Status):

The charges shall be an amount equivalent to the amount of revenue stamps incurred for the issuance of the new share certificates.

2.      In the case of application for registration of loss of share certificates pursuant to Article 17. (Application for Registration of Loss of Share Certificates and Application for Cancellation Thereof):

The charges shall be the aggregate amount provided below:

8,600 yen per one application for registration of loss of share certificates

500 yen per one lost share certificate.

3.      In the case of purchase of fractional unit shares pursuant to Article 23. (Request for Purchase of Shares) and the sale of fractional unit shares pursuant to Article 27. (Request for Sale of Shares):

The charges shall be the amount equal to an amount set forth below as the brokerage commission for purchase and sale of a unit of shares divided proportionally by the relevant number of fractional unit shares so purchased or sold.

In respect of the total amount obtained by multiplying the purchase price per share provided for in Article 24 or the sale price per share provided for in Article 32 by the number of shares constituting one unit of shares:

For the portion of not more than one million (1,000,000) yen: 1.15%

For the portion of more than one million (1,000,000) yen and not more than five million yen (5,000,000) yen: 0.9%

(Any amount less than one (1) yen shall be disregarded.)

CHAPTER XI

SPECIAL TREATMENT

WITH RESPECT TO BENEFICIAL SHAREHOLDERS

Article 37.        (Entry into Register of Beneficial Shareholders)

The entry into the register of beneficial shareholders in writing or in digital format shall be made based on the notice of beneficial shareholders from the Center and beneficial shareholder cards.

Article 38.        (Beneficial Shareholder Cards)

The beneficial shareholders shall file with the Company their beneficial shareholder cards through any participant of the Center (the “Participant”).

Article 39.        (Integration)

In case any shareholder whose name appears on the register of shareholders in writing or in digital format is deemed to be the same person as any beneficial shareholder whose name appears on the register of beneficial shareholders in writing or in digital format because of the identity of names and addresses, the respective numbers of shares of each such registration shall be aggregated in respect of the exercise of rights of shareholders.

Article 40.        (Reports by Beneficial Shareholders)

1.      The provision of Chapter IV shall be applicable, mutatis mutandis, to the beneficial shareholders; provided, however, that submission of share certificate(s) shall not be required for changing the entry in the register of beneficial shareholders.

2.      Whenever the beneficial shareholders shall make any reports as provided in the preceding paragraph to the Company, such report shall be made through the Participant, except when the change of the registered seal impression is made.

Article 41.        (Purchase of Fractional Unit Shares of Beneficial Shareholders)

The provisions of Chapter VIII shall be applicable, mutatis mutandis, to the beneficial shareholders; provided, however, that if any beneficial shareholder requests the purchase of fractional unit shares, he/she shall do so through the Participant(s) and the Center.

Article 42.        (Sale of Fractional Unit Shares of Beneficial Shareholders)

The provisions of Chapter IX shall be applicable, mutatis mutandis, to the beneficial shareholders; provided, however, that if any beneficial shareholder requests the sale of fractional unit shares, he/she shall do so through the Participant(s) and the Center.

Article 43.        (Miscellaneous)

Treatment and handling relating to the beneficial shareholders shall be governed by the rules or regulations established by the Center in addition to this Chapter.

SUPPLEMENTARY PROVISION

Article 1.

The amendments to these Regulations shall come into force as of June 29, 2004.